EXHIBIT 99.1

Donegal Group Inc. Announces Third Quarter and First Nine Months of 2021 Results

MARIETTA, Pa., Oct. 27, 2021 (GLOBE NEWSWIRE) -- Donegal Group Inc. (NASDAQ:DGICA) and (NASDAQ:DGICB) today reported its financial results for the third quarter and first nine months of 2021.

Significant items (all comparisons to third quarter of 2020):

  Net loss of $6.7 million, or 22 cents per Class A share, compared to net income of $11.8 million, or 41 cents per diluted Class A share
  Net premiums earned increased 6.1% to $196.2 million
  Net premiums written1 increased 9.0% to $197.0 million
  Combined ratio of 107.7%, compared to 98.3%, largely due to elevated weather-related and fire loss activity
  Net loss included after-tax net investment losses of $1.2 million, or 4 cents per Class A share, compared to after-tax net investment gains of $2.6 million, or 9 cents per diluted Class A share
  Book value per share of $17.21 at September 30, 2021, compared to $16.96 at September 30, 2020
	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	% Change	2021	2020	% Change
	(dollars in thousands, except per share amounts)

Income Statement Data
Net premiums earned	$196,235	$184,926	6.1%	$575,975	$556,552	3.5%
Investment income, net	7,764	7,403	4.9	22,926	21,952	4.4
Net investment (losses) gains	(1,570)	3,268	NM2	5,140	(940)	NM
Total revenues	203,106	196,512	3.4	606,222	580,323	4.5
Net (loss) income	(6,712)	11,837	NM	19,982	38,247	-47.8
Non-GAAP operating (loss) income[1]	(5,471)	9,255	NM	15,922	39,151	-59.3
Annualized return on average equity	-4.9%	9.5%	NM	5.0%	10.7%	-5.7 pts

Per Share Data
Net (loss) income – Class A (diluted)	$(0.22)	$0.41	NM	$0.66	$1.33	-50.4%
Net (loss) income – Class B	(0.20)	0.37	NM	0.59	1.21	-51.2
Non-GAAP operating (loss) income – Class A (diluted)	(0.18)	0.32	NM	0.52	1.36	-61.8
Non-GAAP operating (loss) income – Class B	(0.16)	0.29	NM	0.47	1.24	-62.1
Book value	17.21	16.96	1.5%	17.21	16.96	1.5

1The “Definitions of Non-GAAP and Operating Measures” section of this release defines and reconciles data that we prepare on an accounting basis other than U.S. generally accepted accounting principles (“GAAP”).

2Not meaningful.

Management Commentary

Overview

Kevin G. Burke, President and Chief Executive Officer of Donegal Group Inc., noted, “We achieved our premium growth objectives for the third quarter of 2021 due in part to excellent premium retention and commercial premium rate increases. However, our quarterly underwriting results were impacted by elevated weather-related, large fire and large workers’ compensation losses. In addition, personal automobile loss frequency returned closer to historical averages, resulting in a higher third quarter of 2021 loss ratio compared to the prior-year quarter. Net favorable development of reserves for losses incurred in prior accident years continued in the third quarter of 2021, related primarily the lower-than-anticipated claim emergence in our personal and commercial automobile lines of business.”

Growth Trends

Mr. Burke continued, “Donegal Group achieved net premiums written growth of 9.0% during the third quarter of 2021, with a 17.6% increase in our commercial lines business segment compared to the prior-year quarter. In addition to new business growth, solid premium retention and renewal premium increases, the quarterly commercial growth reflected the inclusion of $10.4 million of commercial premiums from four Southwestern states. In late August 2021, we successfully deployed the second major release within our ongoing systems modernization project. This release will facilitate the phased roll-out of new personal lines products in ten states over the next year. We expect the new products to begin generating an increase in personal lines new business premium writings in 2022.”

Underwriting Results

Jeffrey D. Miller, Executive Vice President and Chief Financial Officer, commented on the third quarter underwriting results, “Our insurance subsidiaries’ combined ratio increased to 107.7% for the third quarter of 2021, compared to 98.3% for the prior-year quarter in which we experienced lower claim frequency due in large part to pandemic conditions. While weather-related losses were elevated for the third quarter of 2021, the loss ratio impact was consistent with our historical third-quarter average. As economic activity increased compared to the prior-year quarter, we incurred large fire losses that exceeded our historical quarterly average, including $6.0 million from three individual losses that exceeded our per-risk reinsurance retention amount. We also experienced higher loss severity in our workers’ compensation line of business, primarily due to a handful of unrelated severe injury claims. Our expense ratio for the third quarter of 2021 declined slightly compared to the prior-year quarter, due to lower underwriting-based incentive costs for our agents and employees that were partially offset by increased expenses related to our continuing investment in technology systems that we anticipate will benefit us over time.”

Book Value Appreciation

Mr. Burke concluded, “Our book value per share increased to $17.21 at September 30, 2021, compared to $17.13 at December 31, 2020, largely due to profitable year-to-date results that were largely offset by dividend payments and a decrease in unrealized gains within our available-for-sale fixed-maturity portfolio related to comparatively higher market interest rates at September 30, 2021.”

Insurance Operations

Donegal Group is an insurance holding company whose insurance subsidiaries and affiliates offer property and casualty lines of insurance in three Mid-Atlantic states (Delaware, Maryland and Pennsylvania), three New England states (Maine, New Hampshire and Vermont), six Southern states (Alabama, Georgia, North Carolina, South Carolina, Tennessee and Virginia), eight Midwestern states (Illinois, Indiana, Iowa, Michigan, Nebraska, Ohio, South Dakota and Wisconsin) and four Southwestern states (Colorado, New Mexico, Texas and Utah). Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group conduct business together as the Donegal Insurance Group.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	% Change	2021	2020	% Change
	(dollars in thousands)

Net Premiums Earned
Commercial lines	$119,709	$103,436	15.7%	$344,234	$307,080	12.1%
Personal lines	76,526	81,490	-6.1	231,741	249,472	-7.1
Total net premiums earned	$196,235	$184,926	6.1%	$575,975	$556,552	3.5%

Net Premiums Written
Commercial lines:
Automobile	$36,604	$31,172	17.4%	$126,417	$104,083	21.5%
Workers' compensation	26,265	25,467	3.1	89,773	86,329	4.0
Commercial multi-peril	43,869	34,220	28.2	143,584	112,461	27.7
Other	9,157	7,714	18.7	29,578	25,007	18.3
Total commercial lines	115,895	98,573	17.6	389,352	327,880	18.7
Personal lines:
Automobile	44,711	46,794	-4.5	132,014	143,610	-8.1
Homeowners	30,978	30,716	0.9	84,035	85,975	-2.3
Other	5,431	4,697	15.6	17,081	15,255	12.0
Total personal lines	81,120	82,207	-1.3	233,130	244,840	-4.8
Total net premiums written	$197,015	$180,780	9.0%	$622,482	$572,720	8.7%

Net Premiums Written

The 9.0% increase in net premiums written for the third quarter of 2021 compared to the third quarter of 2020, as shown in the table above, represents 17.6% growth in commercial lines net premiums written, partially offset by a 1.3% decline in personal lines net premiums written. The $16.2 million increase in net premiums written for the third quarter of 2021 compared to the third quarter of 2020 included:

  Commercial Lines: $17.3 million increase that we attribute primarily to the allocation from the Donegal Mutual underwriting pool of $10.4 million of business Donegal Mutual and its subsidiaries wrote in four Southwestern states, new commercial accounts our insurance subsidiaries wrote throughout their operating regions and a continuation of renewal premium increases.
  Personal Lines: $1.1 million decline that we attribute to net attrition as a result of underwriting measures our insurance subsidiaries implemented to slow new policy growth, partially offset by premium rate increases our insurance subsidiaries have implemented over the past four quarters.

Underwriting Performance

We evaluate the performance of our commercial lines and personal lines segments primarily based upon the underwriting results of our insurance subsidiaries as determined under statutory accounting practices. The following table presents comparative details with respect to the GAAP and statutory combined ratios1 for the three and nine months ended September 30, 2021 and 2020:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020

GAAP Combined Ratios (Total Lines)
Loss ratio (non-weather)	66.3%	56.3%	59.8%	54.1%
Loss ratio (weather-related)	9.2	9.1	6.4	7.6
Expense ratio	31.5	31.9	33.9	33.2
Dividend ratio	0.6	1.0	0.7	1.0
Combined ratio	107.6%	98.3%	100.8%	95.9%

Statutory Combined Ratios
Commercial lines:
Automobile	111.9%	109.9%	106.7%	110.5%
Workers' compensation	109.0	86.8	96.0	85.9
Commercial multi-peril	116.9	109.2	106.5	98.1
Other	64.0	93.5	67.2	79.5
Total commercial lines	109.4	102.4	101.1	97.3
Personal lines:
Automobile	102.0	89.0	95.4	88.6
Homeowners	117.5	97.7	107.4	99.3
Other	65.4	84.0	72.2	76.5
Total personal lines	105.2	91.9	98.2	91.6
Total lines	107.7%	97.7%	100.0%	94.7%

Loss Ratio

For the third quarter of 2021, the loss ratio increased to 75.5%, compared to 65.4% for the third quarter of 2020. Weather-related losses of approximately $18.0 million, or 9.2 percentage points of the loss ratio, for the third quarter of 2021, increased from $16.9 million, or 9.1 percentage points of the loss ratio, for the third quarter of 2020. Weather-related losses from Tropical Storm Ida totaled $2.2 million, with the remainder of the weather-related losses attributable primarily to typical severe summer storm activity. The impact of weather-related loss activity to the loss ratio for the third quarter of 2021 was generally in line with our previous five-year average of 9.0% for third quarter weather-related losses.

Large fire losses, which we define as individual fire losses in excess of $50,000, for the third quarter of 2021 were $12.7 million, or 6.5 percentage points of the loss ratio. That amount represented a significant increase compared to the large fire losses of $3.9 million, or 2.1 percentage points of the loss ratio, for the third quarter of 2020 that we believe reflected lower economic activity related to pandemic conditions. The frequency and severity of commercial fire losses increased in the third quarter of 2021 relative to the prior-year quarter and historical averages.

Net favorable development of reserves for losses incurred in prior accident years of $4.3 million decreased the loss ratio for the third quarter of 2021 by 2.2 percentage points. Net development of reserves for losses incurred in prior accident years did not have a material impact on the loss ratio for the third quarter of 2020. For the third quarter of 2021, our insurance subsidiaries experienced modest favorable development in their personal and commercial automobile lines of business.

The expense ratio was 31.5% for the third quarter of 2021, compared to 31.9% for the third quarter of 2020. Relative to the prior-year quarter, the modest decrease in the expense ratio reflected lower underwriting-based incentive costs for our agents and employees, offset partially by an increase in technology systems-related expenses. The increase in technology systems-related expenses was primarily due to an increased allocation of costs from Donegal Mutual Insurance Company to our insurance subsidiaries with respect to our ongoing systems modernization project.

Investment Operations

Donegal Group’s investment strategy is to generate an appropriate amount of after-tax income on its invested assets while minimizing credit risk through investment in high-quality securities. As a result, we had invested 94% of our consolidated investment portfolio in diversified, highly rated and marketable fixed-maturity securities at September 30, 2021.

	September 30, 2021		December 31, 2020
	Amount	%	Amount	%
	(dollars in thousands)
Fixed maturities, at carrying value:
U.S. Treasury securities and obligations of U.S.
government corporations and agencies	$121,115	9.6%	$125,250	10.3%
Obligations of states and political subdivisions	414,663	33.0	381,284	31.2
Corporate securities	405,929	32.3	385,978	31.6
Mortgage-backed securities	239,863	19.1	249,233	20.4
Total fixed maturities	1,181,570	94.0	1,141,745	93.5
Equity securities, at fair value	71,183	5.6	58,556	4.8
Short-term investments, at cost	4,694	0.4	20,900	1.7
Total investments	$1,257,447	100.0%	$1,221,201	100.0%

Average investment yield	2.5%		2.5%
Average tax-equivalent investment yield	2.6%		2.7%
Average fixed-maturity duration (years)	4.9		4.2

Net investment income of $7.8 million for the third quarter of 2021 increased 4.9% compared to $7.4 million in net investment income for the third quarter of 2020. The increase in net investment income reflected primarily an increase in average invested assets relative to the prior-year third quarter.

Net investment losses were $1.6 million for the third quarter of 2021, compared to net investment gains of $3.3 million for the third quarter of 2020. Net investment gains and losses for both quarterly periods were primarily related to the net change in unrealized gains or losses in the fair value of equity securities held at the end of the respective periods.

Definitions of Non-GAAP Financial Measures

We prepare our consolidated financial statements on the basis of GAAP. Our insurance subsidiaries also prepare financial statements based on statutory accounting principles state insurance regulators prescribe or permit (“SAP”). In addition to using GAAP-based performance measurements, we also utilize certain non-GAAP financial measures that we believe provide value in managing our business and for comparison to the financial results of our peers. These non-GAAP measures are net premiums written, operating income or loss and statutory combined ratio.

Net premiums written and operating income or loss are non-GAAP financial measures investors in insurance companies commonly use. We define net premiums written as the amount of full-term premiums our insurance subsidiaries record for policies effective within a given period less premiums our insurance subsidiaries cede to reinsurers. We define operating income or loss as net income or loss excluding after-tax net investment gains or losses, after-tax restructuring charges and other significant non-recurring items. Because our calculation of operating income or loss may differ from similar measures other companies use, investors should exercise caution when comparing our measure of operating income or loss to the measure of other companies.

The following table provides a reconciliation of net premiums earned to net premiums written for the periods indicated:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	% Change	2021	2020	% Change
	(dollars in thousands)

Reconciliation of Net Premiums
Earned to Net Premiums Written
Net premiums earned	$196,235	$184,926	6.1%	$575,975	$556,552	3.5%
Change in net unearned premiums	780	(4,146)	NM	46,507	16,168	187.6
Net premiums written	$197,015	$180,780	9.0%	$622,482	$572,720	8.7%

The following table provides a reconciliation of net (loss) income to operating (loss) income for the periods indicated:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	% Change	2021	2020	% Change
	(dollars in thousands, except per share amounts)

Reconciliation of Net (Loss) Income
to Non-GAAP Operating (Loss) Income
Net (loss) income	$(6,712)	$11,837	NM	$19,982	$38,247	-47.8%
Investment losses (gains) (after tax)	1,241	(2,582)	NM	(4,060)	743	NM
Other, net	-	-	-	-	161	-100.0
Non-GAAP operating (loss) income	$(5,471)	$9,255	NM	$15,922	$39,151	-59.3%

Per Share Reconciliation of Net (Loss) Income
to Non-GAAP Operating (Loss) Income
Net (loss) income – Class A (diluted)	$(0.22)	$0.41	NM	$0.66	$1.33	-50.4%
Investment losses (gains) (after tax)	0.04	(0.09)	NM	(0.14)	0.02	NM
Other, net	-	-	-	-	0.01	-100.0
Non-GAAP operating (loss) income – Class A	$(0.18)	$0.32	NM	$0.52	$1.36	-61.8%

Net (loss) income – Class B	$(0.20)	$0.37	NM	$0.59	$1.21	-51.2%
Investment losses (gains) (after tax)	0.04	(0.08)	NM	(0.12)	0.02	NM
Other, net	-	-	-	-	0.01	-100.0
Non-GAAP operating (loss) income – Class B	$(0.16)	$0.29	NM	$0.47	$1.24	-62.1%

The statutory combined ratio is a non-GAAP standard measurement of underwriting profitability that is based upon amounts determined under SAP. The statutory combined ratio is the sum of:

  the statutory loss ratio, which is the ratio of calendar-year incurred losses and loss expenses, excluding anticipated salvage and subrogation recoveries, to premiums earned;
  the statutory expense ratio, which is the ratio of expenses incurred for net commissions, premium taxes and underwriting expenses to premiums written; and
  the statutory dividend ratio, which is the ratio of dividends to holders of workers’ compensation policies to premiums earned.

The statutory combined ratio does not reflect investment income, federal income taxes or other non-operating income or expense. A statutory combined ratio of less than 100% generally indicates underwriting profitability.

Dividend Information

On October 21, 2021, we declared a regular quarterly cash dividend of $0.16 per share for our Class A common stock and $0.1425 per share for our Class B common stock, which are payable on November 15, 2021 to stockholders of record as of the close of business on November 1, 2021.

Conference Call and Webcast

We will hold a conference call and webcast on Thursday, October 28, 2021, beginning at 11:00 A.M. Eastern Time. You may listen to the webcast of this conference call by accessing the webcast link on our website at http://investors.donegalgroup.com. A supplemental investor presentation and a replay of the conference call will also be available via our website.

About Donegal Group Inc.

Donegal Group Inc. is an insurance holding company whose insurance subsidiaries and affiliates offer property and casualty lines of insurance in certain Mid-Atlantic, Midwestern, New England, Southern and Southwestern states. Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group Inc. conduct business together as the Donegal Insurance Group. The Donegal Insurance Group has an A.M. Best rating of A (Excellent).

The Class A common stock and Class B common stock of Donegal Group Inc. trade on the NASDAQ Global Select Market under the symbols DGICA and DGICB, respectively. We are focused on several primary strategies, including achieving sustained excellent financial performance, strategically modernizing our operations and processes to transform our business, capitalizing on opportunities to grow profitably and delivering a superior experience to our agents and customers.

Safe Harbor

We base all statements contained in this release that are not historic facts on our current expectations. These statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and involve a number of risks and uncertainties. Actual results could vary materially. Factors that could cause actual results to vary materially include: our ability to attract new business, retain existing business and collect balances due to us as a result of the prolonged economic challenges resulting from the COVID-19 pandemic, adverse and catastrophic weather events, our ability to maintain profitable operations, the adequacy of the loss and loss expense reserves of our insurance subsidiaries, business and economic conditions in the areas in which our insurance subsidiaries operate, interest rates, the availability and cost of labor and materials, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments including those related to COVID-19 business interruption coverage and exclusions, changes in regulatory requirements and other risks we describe in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

For Further Information:

Jeffrey D. Miller, Executive Vice President & Chief Financial Officer
Phone: (717) 426-1931
E-mail: investors@donegalgroup.com

Adam Prior, Senior Vice President, The Equity Group Inc.
Phone: (212) 836-9606
E-mail: aprior@equityny.com

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Quarter Ended September 30,
	2021	2020

Net premiums earned	$196,235	$184,926
Investment income, net of expenses	7,764	7,403
Net investment (losses) gains	(1,570)	3,268
Lease income	108	108
Installment payment fees	569	807
Total revenues	203,106	196,512

Net losses and loss expenses	148,142	120,881
Amortization of deferred acquisition costs	31,778	29,605
Other underwriting expenses	30,102	29,481
Policyholder dividends	1,287	1,811
Interest	210	219
Other expenses, net	217	184
Total expenses	211,736	182,181

(Loss) income before income tax (benefit) expense	(8,630)	14,331
Income tax (benefit) expense	(1,918)	2,494

Net (loss) income	$(6,712)	$11,837

(Loss) earnings per common share:
Class A - basic and diluted	$(0.22)	$0.41
Class B - basic and diluted	$(0.20)	$0.37

Supplementary Financial Analysts' Data

Weighted-average number of shares
outstanding:
Class A - basic	25,676,313	23,766,778
Class A - diluted	25,831,343	23,937,173
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$197,015	$180,780

Book value per common share
at end of period	$17.21	$16.96

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Nine Months Ended September 30,
	2021	2020

Net premiums earned	$575,975	$556,552
Investment income, net of expenses	22,926	21,952
Net investment gains (losses)	5,140	(940)
Lease income	324	326
Installment payment fees	1,857	2,433
Total revenues	606,222	580,323

Net losses and loss expenses	381,319	343,477
Amortization of deferred acquisition costs	95,060	89,176
Other underwriting expenses	100,113	95,646
Policyholder dividends	4,211	5,337
Interest	739	871
Other expenses, net	962	993
Total expenses	582,404	535,500

Income before income tax expense	23,818	44,823
Income tax expense	3,836	6,576

Net income	$19,982	$38,247

Net income per common share:
Class A - basic	$0.66	$1.34
Class A - diluted	$0.66	$1.33
Class B - basic and diluted	$0.59	$1.21

Supplementary Financial Analysts' Data

Weighted-average number of shares
outstanding:
Class A - basic	25,265,448	23,493,674
Class A - diluted	25,443,911	23,679,262
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$622,482	$572,720

Book value per common share
at end of period	$17.21	$16.96

Donegal Group Inc.
Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	(unaudited)

ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$661,080	$586,609
Available for sale, at fair value	520,491	555,136
Equity securities, at fair value	71,183	58,556
Short-term investments, at cost	4,694	20,900
Total investments	1,257,448	1,221,201
Cash	68,904	103,094
Premiums receivable	181,545	169,596
Reinsurance receivable	456,651	408,909
Deferred policy acquisition costs	70,397	59,157
Prepaid reinsurance premiums	184,354	169,418
Other assets	32,716	29,145
Total assets	$2,252,015	$2,160,520

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Losses and loss expenses	$1,050,163	$962,007
Unearned premiums	598,632	537,190
Accrued expenses	10,347	29,115
Borrowings under lines of credit	35,000	85,000
Subordinated debentures	-	5,000
Other liabilities	19,740	24,434
Total liabilities	1,713,882	1,642,746
Stockholders' equity:
Class A common stock	287	277
Class B common stock	56	56
Additional paid-in capital	303,844	289,150
Accumulated other comprehensive income	6,825	11,131
Retained earnings	268,347	258,386
Treasury stock	(41,226)	(41,226)
Total stockholders' equity	538,133	517,774
Total liabilities and stockholders' equity	$2,252,015	$2,160,520